SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2011

HASCO MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Florida	333-58326	65-0924471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1416 West I-65 Service Road S., Mobile, AL  36693

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (251) 633-4133

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2011, Mr. Mark Lucky, Chief Financial Officer and a member of the Board of Directors of Hasco Medical, Inc. resigned his positions as an executive officer and director of the company. The Board of Directors appointed Mr. James C. Thomas, age 61 as Chief Financial Officer to fill the vacancy resulting from Mr. Lucky’s resignation.  There were no disagreements between the company and Mr. Lucky on any matter.  Mr. Lucky will continue to act as a consultant and advisor to the Company.

Mr. Thomas’ career spans more than 30 years and he has held senior financial positions in both publicly & privately held companies in various industries with sales ranging from $75 Million to $2 Billion.

Mr. Thomas is the CFO for VOIS, Inc and was CFO of Tri-State Pain Institute from 2008 to 2010. He was a CFO Partner with Tatum, LLC from 2001-2008 and served as Chief Financial Officer for a number of companies, including St Mathews University, Savient Pharmaceuticals, Sun Valley Floral Group and Spectra Scan. From 1998-2001 he was CFO for Homa Company. Prior to that he served as Northeast Region Business Manager for Decision One and V.P. CFO for Voyager Software Corp.

Earlier in his career Mr. Thomas was an Auditor for Touche Ross & Co. and also served as the National Office Controller for Arthur Young, and then after the merger, for Ernst & Young.

Mr. Thomas is an Adjunct Professor of Finance at The University of Tampa, holds a Master of Business Administration in Finance from New York University and a Bachelor of Science in accounting degree from Seton Hall University. He is also a CPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASCO MEDICAL, INC.

Date: April 4, 2011	By:	/s/ Hal Compton, Jr.
Hal Compton, Jr.
Chief Executive Officer and President